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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

March 31, 2014

Dear Stockholder:

        We cordially invite you to attend our 2014 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Thursday, May 8, 2014 at our offices located at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. The attached notice of Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Knoll, Inc. that you should consider when you vote your shares.

        When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

Andrew B. Cogan
 Chief Executive Officer

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

KNOLL, INC.
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knoll, Inc.:

TIME: 9:00 a.m. (local time)

DATE: Thursday, May 8, 2014

PLACE: Knoll, Inc., 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019

PURPOSES:

  1.
  To elect three (3) directors named in the proxy statement for a term ending at the 2017 Annual Meeting of Stockholders.

  2.
  To ratify the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

  3.
  To hold an advisory vote to approve executive compensation.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

        You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Knoll, Inc. common stock at the close of business on March 17, 2014. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. A stockholder may examine the list for any legally valid purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Pollner
 Vice President, General Counsel and Secretary

March 31, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 8, 2014

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

KNOLL, INC.
1235 WATER STREET
EAST GREENVILLE, PENNSYLVANIA 18041
215-679-7991

PROXY STATEMENT FOR THE KNOLL, INC.
2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

        We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone. Please contact your broker directly for details regarding these voting options.

        On or about March 31, 2014, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders who owned our common stock at the close of business on March 17, 2014, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 48,478,057 shares of our common stock outstanding, including 47,320,987 shares of stock entitled to vote and 1,157,070 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2013 annual report, which includes our financial statements for the fiscal year ended December 31, 2013.

What Will I Be Voting On?

        You will be voting on:

  1.
  The election of three directors named in the proxy statement to serve for a term ending at our 2017 Annual Meeting of Stockholders;

  2.
  The ratification of the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

  3.
  An advisory vote to approve executive compensation; and

  4.
  Any other business properly presented at the annual meeting.

How Many Votes Do I Have?

        Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

        You may vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted. If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

        If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3). Your broker is not permitted to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. Thus, if you hold your shares through a broker and you do not instruct your broker how to vote for Proposal 1 (the election of directors) or Proposal 3 (the advisory vote on executive compensation), no votes will be cast on your behalf with respect to those matters. Your broker may vote your uninstructed shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm on a discretionary basis.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

        If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 17, 2014, the record date for voting. The Annual Meeting will be held at 9:00 a.m. (local time) on Thursday, May 8, 2014 at our offices at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

May I Revoke My Proxy?

        If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

  •
  You may send in another proxy with a later date;

  •
  You may notify our Secretary in writing (at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041) before the Annual Meeting that you have revoked your proxy; or

  •
  You may vote in person at the Annual Meeting.

How Does our Board of Directors Recommend That I Vote on the Proposals?

        Our board of directors recommends that you vote as follows:

  •
  Proposal 1:  "FOR" the election of the three nominees for director named in the proxy statement for a term ending at the 2017 Annual Meeting of Stockholders;

  •
  Proposal 2:  "FOR" ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014;

  •
  Proposal 3:  "FOR" the resolution regarding an advisory vote to approve executive compensation.

        If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Meeting?

        The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	The three nominees for director who receive the most votes (also known as a "plurality" of the votes) will be elected.
Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of independent registered public accounting firm.

Proposal 3: Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, on an advisory basis, the executive compensation described in this proxy statement.

What is the Effect of Broker Non-Votes and Abstentions?

  •
  Broker Non-Votes:  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as a routine matter. The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares. Broker non-votes will not count as votes against any matter at the annual meeting.

  •
  Abstentions:  Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 and Proposal 3 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of Proposal 1—the vote to elect the three nominees for director.

What Are the Costs of Soliciting these Proxies?

        We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

Who Will Tabulate the Votes?

        Votes cast by proxy or in person will be counted by the persons appointed by us to act as election inspectors for the meeting.

Where Do I Find the Voting Results of the Meeting?

        We will announce the preliminary voting results at the meeting and provide the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

Householding of Annual Disclosure Documents

        To reduce the expenses of delivering duplicate materials to our stockholders, we are relying on a rule of the Securities and Exchange Commission (the "SEC") that allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

        If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

        If you do not wish to participate in "householding" and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

  •
  If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

  •
  If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2014, for (a) the executive officers named in the Summary Compensation Table on page 30 of this proxy statement, (b) each of our directors and director nominees, (c) all of our directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 48,476,467 shares of common stock outstanding on February 28, 2014, including 47,319,397 shares of stock entitled to vote and 1,157,070 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)
Stockholders owning approximately 5% or more:
FMR LLC(2)	6,140,075		12.7
Columbia Wanger Asset Management, L.P.(3)	5,398,000		11.1
EdgePoint Investment Group, Inc.(4)	4,019,674		8.3
Praesidium Investment Management Company, LLC(5)	3,330,889		6.9
BlackRock, Inc.(6)	2,726,206		5.6
The Vanguard Group, Inc.(7)	2,600,204		5.4
Directors and Executive Officers:
Burton B. Staniar(8)	139,685		*
Andrew B. Cogan(9)	438,362		*
Lynn M. Utter(10)	298,168		*
Craig B. Spray(11)	—		*
Barry L. McCabe(12)	208,855		*
Benjamin A. Pardo(13)	78,988		*
Jeffrey R. Blom(14)	24,092		*
Jeffrey A. Harris(15)(16)	108,836	(18)	*
Sidney Lapidus(15)(16)	167,764		*
Kathleen G. Bradley(16)	131,178		*
John F. Maypole(15)(16)	60,836		*
Stephen F. Fisher(15)(16)	58,336		*
Sarah E. Nash(15)(16)	55,836		*
Stephanie Stahl(17)	—		*
All directors and executive officers as a group (17 persons)(19)	1,818,568		3.8

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 28, 2014, or shares of restricted stock which will become vested within 60 days following February 28, 2014, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group. Information provided for FMR LLC, Columbia Wanger Asset Management, L.P., EdgePoint Investment

  Group, Inc., Praesidium Investment Management Company, LLC, BlackRock, Inc. and The Vanguard Group, Inc. is based on the latest Schedule 13G report or amendment thereto that each has filed as of the date of this proxy statement.

(2)
FMR LLC and Edward C. Johnson 3rd filed a Schedule 13G/A with the SEC on February 14, 2014, indicating that as of December 31, 2013, (a) they have the sole power to vote 75 of these shares and sole dispositive power over all of these shares, (b) the beneficial owner of 6,140,075 of these shares is Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which is an investment adviser to various investment companies, and (c) the beneficial ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 4,200,000 shares of our common stock. The address of FMR LLC and Edward C. Johnson 3rd is 245 Summer Street, Boston, MA 02210.

(3)
Columbia Wanger Asset Management, LLC filed a Schedule 13G/A with the SEC on February 6, 2014, indicating that as of December 31, 2013 (a) it has sole voting power over 4,917,000 of these shares and sole dispositive power over all of these shares, and (b) the shares reported include shares held by Columbia Acorn Fund, which held 3,669,000 of these shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)
EdgePoint Investment Group Inc. ("EIG") , Cymbria Corporation, EdgePoint Global Growth & Income Portfolio, EdgePoint Global Portfolio, and St. James's Place Global Equity Unit Trust (collectively, the "EIG Funds") filed a Schedule 13G/A with the SEC on January 28, 2014, indicating that as of December 31, 2013, (a) EIG has shared voting power and shared dispositive power over all of these shares, (b) Cymbria Corporation has shared voting power and shared dispositive power over 441,971 of these shares, (c) EdgePoint Global Growth & Income Portfolio has shared voting power and shared dispositive power over 549,293 of these shares, (d) EdgePoint Global Portfolio has shared voting power and shared dispositive power over 1,746,132 of these shares, and (e) St. James's Place Global Equity Unit Trust has shared voting power and shared dispositive power over 1,282,278 of these shares. The address of the EIG Funds is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(5)
Praesidium Investment Management Company, LLC, Peter Uddo and Kevin Oram filed a Schedule 13G/A with the SEC on February 14, 2014, indicating that as of December 31, 2013, (a) they have sole voting power over 3,158,542 of these shares, and (b) sole dispositive power over all of these shares. The address of Praesidium Investment Management Company, LLC is 747 Third Avenue, New York, NY 10017.

(6)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 29, 2014, indicating that as of December 31, 2013, it has sole voting power over 2,567,504 of these shares and sole dispositive power over all of these shares as a result of being a parent company or control person of the following subsidiaries, each of which beneficially owns less than 5% of the outstanding shares of our common stock: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management (UK) Ltd. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)
The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 11, 2014, indicating that as of December 31, 2013, (a) it has sole voting power over 72,516 of these shares, and (b) sole dispositive power over 2,532,888 of these shares and shared dispositive power over 67,316 of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Includes 50,000 shares of common stock issuable upon the exercise of options that are currently exercisable.

(9)
Includes 90,411 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 245,000 shares of restricted common stock and 60,000 restricted stock units held by Mr. Cogan, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(10)
Includes 175,000 shares of common stock issuable upon the exercise of options that are exercisable by Ms. Utter within 60 days of February 28, 2014. Excludes 112,500 shares of restricted common stock held by Ms. Utter and 20,000 restricted stock units held by Ms. Utter, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(11)
Excludes 110,000 shares of restricted common stock held by Mr. Spray, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(12)
Excludes 45,000 shares of restricted common stock held by Mr. McCabe, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014. These shares were forfeited by Mr. McCabe upon his retirement on March 1, 2014.

(13)
Includes 63,421 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 52,500 shares of restricted common stock and 7,500 restricted stock units held by Mr. Pardo, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(14)
Excludes 57,000 shares of restricted common stock and 12,000 restricted stock units held by Mr. Blom, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(15)
Includes 25,000 shares of common stock issuable upon the exercise of options held by the director that are currently exercisable.

(16)
Excludes 7,654 shares of restricted common stock held by each non-employee director, of which 3,794 will vest in February 2015, 2,542 will vest in February 2016, and 1,318 will vest in February 2017, which shares are subject to forfeiture if such non-employee director ceases to be a director (subject to pro rata vesting upon the occurrence of certain events).

(17)
Excludes 3,950 shares of restricted common stock held by Ms. Stahl, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2014.

(18)
Includes 10,000 shares owned by the Jamie & Jeffrey Harris Family Foundation, of which Mr. Harris is a Trustee.

(19)
Includes 524,082 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options that are currently exercisable or exercisable within 60 days of February 28, 2014. Excludes 749,374 shares of restricted common stock and 107,000 restricted stock units held by all directors and executive officers as a group, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days after February 28, 2014. Excludes shares held by David Schutte who ceased to be an executive officer as of February 3, 2014.

 PROPOSAL 1—ELECTION OF DIRECTORS

        Our board of directors currently consists of nine members, classified into three classes as follows: Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2014 Annual Meeting (the "Class I directors"); Burton B. Staniar, Sidney Lapidus and Stephanie Stahl constitute a class with a term that expires at the 2015 Annual Meeting (the "Class II directors"); and Kathleen G. Bradley, Jeffrey A. Harris and John F. Maypole constitute a class with a term that expires at the 2016 Annual Meeting (the "Class III directors"). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election or until their respective successors are elected and qualified.

        On February 4, 2014, our nominating and corporate governance committee recommended Ms. Nash and Messrs. Cogan and Fisher for reelection after due consideration of their qualifications and past experience on our board of directors. On February 4, 2014, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Ms. Nash and Messrs. Cogan and Fisher for reelection at the 2014 Annual Meeting of Stockholders to serve for a term ending at the 2017 Annual Meeting of Stockholders.

        Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. However, if you hold your shares through a broker and do not instruct your broker how to vote in the election of directors, no vote will be cast on your behalf with respect to Proposal 1. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        The election of directors will be determined by a plurality vote and the three nominees receiving the most votes will be elected.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ANDREW B. COGAN, STEPHEN F. FISHER AND SARAH E. NASH AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Board of Directors

        Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 28, 2014, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold directorships or held directorships within the past five years, and the particular experience, qualifications, attributes or skills that led the board to determine that the individual should serve as a director.

Name	Age	Position	Term Expiration
Burton B. Staniar	72	Chairman of the Board	2015 Annual Meeting
Andrew B. Cogan	51	Chief Executive Officer, Knoll, Inc., and Director	2014 Annual Meeting
Kathleen G. Bradley	64	Director	2016 Annual Meeting
Jeffrey A. Harris	58	Director	2016 Annual Meeting
Sidney Lapidus	76	Director	2015 Annual Meeting
John F. Maypole	74	Director	2016 Annual Meeting
Stephen F. Fisher	61	Director	2014 Annual Meeting
Sarah E. Nash	60	Director	2014 Annual Meeting
Stephanie Stahl	47	Director	2015 Annual Meeting

        Burton B. Staniar has served as Chairman of the Board of Knoll, Inc. since his appointment in December 1993. Mr. Staniar served as our Chief Executive Officer from December 1993 to January 1997. Prior to that time, Mr. Staniar held a number of assignments at Westinghouse Electric Corporation, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Mr. Staniar previously served as a director of Journal Register Company and Church and Dwight Co., Inc.

        Mr. Staniar has been associated with Knoll since 1993 and brings to the board extensive knowledge of our business operations and the contract office furniture industry as a whole. Mr. Staniar also brings to the board significant executive leadership and operational experience, having previously served in senior executive roles with subsidiaries of Westinghouse Electric Corporation and as Chairman and CEO of Westinghouse Broadcasting. Mr. Staniar also previously served on numerous public boards and currently serves as a board member for a number of non-profit organizations. Mr. Staniar's prior business experience and board service, along with his long tenure with Knoll, give him broad and extensive understanding of our operations and the proper role and function of the board.

        Andrew B. Cogan has served as a director of Knoll, Inc. since February 1996. Mr. Cogan became Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President—Marketing and Product Development and Senior Vice President. Mr. Cogan is also a director of the Chinati Foundation in Marfa, Texas, Interface, Inc. in Atlanta, Georgia, and American Woodmark Corporation in Winchester, Virginia.

        Mr. Cogan has substantial industry and management experience, having served in management functions at Knoll for more than 20 years culminating in his appointment as our Chief Executive Officer in 2001. Mr. Cogan is uniquely qualified to bring strategic insight, design and marketing expertise and in-depth knowledge of Knoll's worldwide business to the board, having served in numerous key positions within our design and marketing group, and as Chief Operating Officer prior to becoming Chief Executive Officer. In addition to his management experience, Mr. Cogan brings to the board his perspectives as a director of other private and public boards.

        Kathleen G. Bradley has served as a director of Knoll, Inc. since November 1999. Ms. Bradley served as President and Chief Executive Officer, Knoll North America, from April 2001 until her retirement on May 23, 2008. Prior to that time she served as President from December 1999 to April 2001, Executive Vice President—Sales, Distribution and Customer Service from August 1998 until December 1999, Senior Vice President from 1996 until August 1998 and Divisional Vice President for Knoll's southeast division from 1988 until 1996. Prior to that time, Ms. Bradley was regional manager for our Atlanta region, a position to which she was promoted in 1983. She began her career with Knoll in 1979.

        Ms. Bradley has exceptional industry knowledge and a deep understanding of Knoll's business, having been associated with Knoll for almost 35 years, including over seven years as President and Chief Executive Officer of Knoll, North America, and more than 20 years in numerous management positions. Ms. Bradley's experience has included managing regional divisions and key parts of the organization such as sales and distribution, and customer service. Ms. Bradley also served on the board of our industry trade organization, The Business and Institutional Furniture Manufacturer's Association. Ms. Bradley's in depth knowledge of our business and her extensive management experience are important aspects of her service on the Board.

        Jeffrey A. Harris has been a director of Knoll, Inc. since February 1996. Mr. Harris was a Managing Director of Warburg Pincus LLC, a private equity firm, where he was employed from 1983 until 2011. Mr. Harris also was a partner of Warburg Pincus & Co., a private equity firm. His responsibilities included involvement in investments in energy, technology and other industries. Mr. Harris is a director of ElectroMagnetic GeoServices ASA and Serica Energy PLC. Mr. Harris also previously served as a director of Bill Barrett Corporation and Kosmos Energy.

        Mr. Harris brings a strong business background to Knoll, having worked in the private equity field with Warburg Pincus for over 25 years. Mr. Harris has gained substantial experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. As a result of this service, Mr. Harris has a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors for 17 years and through that service has developed extensive knowledge of our business and the contract office furniture industry.

        Sidney Lapidus has been a director of Knoll, Inc. since February 1996. Mr. Lapidus is a Retired Partner of Warburg Pincus LLC, a private equity firm, where he was employed from 1967 to 2007. Mr. Lapidus is a director of Lennar Corporation, as well as a number of non-profit organizations. Mr. Lapidus previously served as a director of The Neiman Marcus Group, Inc.

        Mr. Lapidus spent over 40 years with Warburg Pincus, working principally in the private equity field. During those 40 years, Mr. Lapidus developed extensive business, finance and management skills, which he brings to the board's deliberations. Mr. Lapidus also brings to the board his experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. Mr. Lapidus' involvement in a variety of businesses has given him a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors for 17 years, and through that service has developed extensive knowledge of our business and the contract office furniture industry.

        John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 30 years, served as an independent director of, or consultant to, various corporations and providers of financial services. Mr. Maypole is a director of the National Captioning Institute, Inc. Mr. Maypole previously served as a director of Church and Dwight Co., Inc., Verizon Communications and the MassMutual Financial Group, among others.

        Mr. Maypole brings substantial accounting, finance, and management experience to the board. Mr. Maypole previously served as a chief financial officer, chief operating officer, chief executive officer, chairman of the board and independent consultant to numerous industrial and financial services companies and has significant experience with operational and financial matters, including financial reporting. Mr. Maypole has served on a number of private and public boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. Maypole's perspectives on executive management, leadership and financial management are important to the board's deliberations.

        Stephen F. Fisher has served as a director since December 2005. Mr. Fisher is the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, a position he has held since November 1998. Mr. Fisher also is a director of iBiquity Digital Corporation.

        Mr. Fisher has held numerous financial management and operational positions. He has served as executive vice president and chief financial officer for a public company for over 15 years. Mr. Fisher has also worked in the private equity field, making investments in companies and managing those portfolio companies. He brings significant financial and operational management, as well as financial reporting, experience to the board.

        Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank where she was responsible for the firm's client relationships. Prior to these responsibilities, she was the Regional

Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash serves on the Board of Directors of Merrimack Pharmaceuticals, Inc. and Blackbaud Inc. She is a Trustee for Washington & Lee University, New York-Presbyterian Hospital, The New York Historical Society and The New York Restoration Project. Ms. Nash is also on the Business Leadership Council of CUNY. Ms. Nash previously served as a director of Pathmark Stores, Inc. and AbitibiBowater Inc.

        Ms. Nash has significant finance and investment banking experience, and brings that experience and her perspectives on management and finance to the Knoll board. She had a long, successful career in investment banking, retiring as Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank. Ms. Nash has served on a number of private and public boards, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. She brings these experiences and understandings to the Knoll board.

        Stephanie Stahl joined us as a director on August 7, 2013. Ms. Stahl is the Executive Vice President, Marketing and Strategy for Coach, Inc., a position she has held since July 30, 2013. Prior to that, Ms. Stahl served as the Senior Vice President, Strategy and Consumer for Coach from October 2012 until June 2013. Prior to joining Coach, Ms. Stahl was the Chief Executive Officer of the fitness company Tracy Anderson Mind and Body from July 2011 until July 2012. Prior to that, Ms. Stahl served as Executive Vice President and Chief Marketing Officer of Revlon and as a Partner and Managing Director of the Boston Consulting Group in the consumer goods, retail and media industries for over ten years.

        Ms. Stahl has significant experience in high design businesses and in creating and driving global brand building consumer and customer strategies, particularly in the consumer goods and retail segments. Ms. Stahl brings this experience to the board as Knoll positions itself as the premier high design company in the interior space through expanded luxury offerings and new distribution channels.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at www.knoll.com and will also be made available to stockholders without charge upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Code of Ethics

        Our board of directors has adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The Code of Ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Director Independence

        In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on March 3, 2014, affirmatively determined that Messrs. Maypole, Fisher, Harris, and Lapidus and Ms. Bradley, Ms. Nash and Ms. Stahl, a majority of the members of our board of directors, are independent. The independence standards of the New York Stock Exchange are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the New York Stock Exchange, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered the fact that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts.

Cranbrook Educational Community

        In connection with its director independence determination, the board of directors reviewed our relationship with the Cranbrook Educational Community. In 2007, we pledged to make charitable contributions to the Cranbrook Educational Community totaling $1,000,000 over a period of seven years, partially in recognition of the fact that our founder, Florence Knoll, attended Cranbrook in the 1930s. In February 2008, $50,000 of this $1,000,000 was set aside to establish the Kass Bradley Scholarship in Design for the Cranbrook Academy of Art in honor of our retired President and CEO, Knoll North America, Kathleen G. Bradley. Jeffrey A. Harris, a member of our board of directors, is a member of the Board of Trustees of the Cranbrook Educational Community. In connection with our annual independence review, our board of directors reviewed these relationships and determined that they were not material to the company and that they do not affect the independence of Mr. Harris.

Board Leadership Structure

        We currently have a separate chief executive officer, chairman of the board, and lead independent director. Although we do not have a formal policy on whether the same person should (or should not) serve as both the chief executive officer and chairman of the board, we generally believe that different people should hold the positions of chairman of the board and chief executive officer and, when the chairman of the board is an employee of the company or otherwise not independent, we believe it is important to have a separate lead independent director in order to facilitate the board's oversight of management.

        Mr. Staniar has served as our chairman since 1993, and served as our chief executive officer from 1993 until 1997. In serving as chairman, Mr. Staniar serves as a significant resource for our chief executive officer, Mr. Cogan, other members of management and the board of directors. We believe that the depth of leadership and the significant experience provided by Messrs. Cogan and Staniar in their respective roles as chairman and chief executive officer has benefited Knoll significantly.

        Mr. Staniar spends a significant amount of his time involved with day-to-day activities at the company, primarily working with customers and potential customers, but also assisting us with other senior management activities. As a result of this involvement (and the monetary payment he receives for his services), Mr. Staniar is not considered "independent" under applicable New York Stock Exchange listing standards. Accordingly, we also have a lead director who is "independent".

        Mr. Harris serves as our lead independent director. In that role, he presides over the board's executive sessions and serves as the principal liaison between management and the independent directors of our board. Mr. Harris has served as a Knoll director since 1996.

        We believe the combination of Mr. Staniar as our chairman and Mr. Harris as our lead director has been an effective structure for Knoll. The division of duties and the additional avenues of communication between the board and our management associated with having Mr. Staniar serve as chairman and Mr. Harris as lead director provides the basis for the proper functioning of our board and its oversight of management.

Oversight of Risk Management by our Board of Directors

        Our board of directors has overall responsibility for risk oversight. This role is primarily fulfilled by our audit committee. Our audit committee periodically discusses and evaluates company risk with our management, including our chief executive officer, chief financial officer and our chief legal officer. Our audit committee also periodically discusses and evaluates risk with our independent auditors and members of our internal audit group. The audit committee reports back to our full board with respect to those activities. In addition, as described in the section entitled "Compensation Risk" on page 43 below, our compensation committee specifically evaluates risks associated with our compensation programs. The board's role in risk oversight has not had any effect on the board's leadership structure.

Board Diversity

        Diversity is one of the factors considered by our nominating and corporate governance committee in the director nomination process. The overriding principle guiding our director nomination process is a desire to ensure that our board as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the company and its stockholders. We also believe that an appropriate level of collegiality and chemistry among board members is extremely important to a well functioning board.

        Among the factors considered when we evaluate the skills, experiences and perspectives are the following:

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  Financial and accounting acumen;

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  Educational background;

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  Knowledge of our industry;

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  Personal and professional integrity;

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  Business or management experience;

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  Crisis management experience; and

  •
  Leadership and strategic planning experience.

        We also consider diversity with respect to race and gender in evaluating whether the board as a whole has the right mix of perspectives to properly serve the company and its stockholders.

        All of the factors set forth above are considered by the nominating and corporate governance committee as it evaluates the directors that are nominated to serve on our board. It is not our desire to make sure every skill, type of experience and perspective is represented on the board, but we instead focus on making sure there is an appropriate mix of skills, experiences and perspectives, which we believe leads to more thoughtful and open board discussions and deliberations. Our nominating and corporate governance committee monitors its consideration of diversity as part of the annual self-evaluation process.

Board Meetings and Committees

        During the year ended December 31, 2013, there were four meetings of our board of directors. During 2013, all of our directors (with the exception of Ms. Stahl who joined our board on August 7,

2013 and has attended every meeting since joining) attended each meeting of the board and at least 75% of all meetings of a committee of the board on which he or she served. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that, absent compelling circumstances, our directors will be in attendance at our 2014 Annual Meeting of Stockholders. All of our directors attended our 2013 Annual Meeting of Stockholders.

        In accordance with our Corporate Governance Guidelines, our non-management directors meet periodically without any management directors or employees present. As required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines, our independent directors also meet exclusively in an executive session at least once a year. Mr. Harris presides over meetings of the non-management directors and independent directors.

        Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

        Audit Committee.    Our audit committee met nine times during 2013. This committee currently has four members, Messrs. Fisher and Maypole and Ms. Nash and Ms. Bradley. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an "audit committee financial expert," as the SEC has defined that term in Item 407 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

        Compensation Committee.    Our compensation committee met eight times during 2013. This committee currently has three members, Messrs. Harris and Lapidus and Ms. Nash. Mr. Harris serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our chief executive officer generally makes recommendations to the compensation committee regarding executive compensation matters. Our board of directors has designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee determines which individuals receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards are granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. A description of the compensation committee's processes and procedures for the consideration and determination of executive compensation is set forth in more detail below in this Proxy Statement under the heading "Compensation Discussion and Analysis."

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee met two times during 2013. This committee currently has three members, Messrs. Harris, Maypole and Fisher. Mr. Fisher currently serves as Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. The nominating and corporate governance committee also facilitates the board's overall self-assessment.

        The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate's personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

        In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2015 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

        No person who served as a member of our compensation committee during fiscal year 2013 was a current or former officer or employee of ours or engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2013. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

        In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted "Whistleblower Procedures" setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

        Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the board of directors or compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan, which was most recently amended effective January 1, 2012. Under this Plan, our compensation package for non-employee directors currently consists of:

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  an annual fee of $50,000, payable in quarterly installments of $12,500;

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  a $10,000 annual fee for chair of the audit committee, payable in quarterly installments of $2,500;

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  an annual grant of restricted shares on the third trading day after the public release of annual financial results with a fair market value of $60,000 at the time of the grant; and

  •
  reimbursement for expenses incurred in the performance of their duties as directors.

        All or a portion of annual fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date.

        The table below sets forth information concerning the compensation we paid to our non-employee directors and our chairman during 2013 for service on our board of directors. Except for Ms. Stahl, all of the directors listed below served for the entire year.

Director Compensation Table—2013

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	Stock Awards $(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Burton B. Staniar(2)	115,000		—	—		67,814	—	182,814
Kathleen G. Bradley(3)	50,000		—	60,000	(4)	—	—	110,000
Jeffrey A. Harris	50,000		—	60,000	(4)	—	—	110,000
Sidney Lapidus	50,000	(5)	—	60,000	(4)	—	—	110,000
John F. Maypole	60,000	(6)	—	60,000	(4)	—	—	120,000
Stephen F. Fisher	50,000		—	60,000	(4)	—	—	110,000
Sarah E. Nash	50,000		—	60,000	(4)	—	—	110,000
Stephanie Stahl	19,973	(7)	—	—		—	—	19,973

(1)
Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("Topic 718"). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 18 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 1, 2013. The restricted stock awards to which the amounts in these columns relate are described in the footnotes below.

(2)
Mr. Staniar serves as our chairman pursuant to an amended and restated employment agreement dated January 1, 2006 (amended as of May 4, 2009) under which Mr. Staniar receives compensation as an employee of Knoll. In accordance with his employment agreement, Mr. Staniar receives an annual salary of $115,000. The present value of Mr. Staniar's pension benefit under the Knoll Pension Plan increased by $67,814 during 2013. Mr. Staniar also received $36,525 in payments from the Knoll Pension Plan during 2013. Mr. Staniar does not receive any additional compensation for his service on our board of directors.

(3)
Ms. Bradley began receiving payments under the Knoll, Inc. Non-Employee Director Compensation Plan following her retirement on May 23, 2008. The present value of Ms. Bradley's pension benefit under the Knoll Pension Plan, which she participates in as a result of her prior service as a Knoll employee, decreased by $34,479 during 2013 as a result of a change in the underlying plan assumptions. Ms. Bradley also received $19,631 in payments from the Knoll Pension Plan during 2013 based on her prior service as a Knoll employee.

(4)
On February 8, 2013, pursuant to the terms of the Knoll, Inc. Non-Employee Director Compensation Plan, each of our non-employee directors (other than Ms. Stahl who joined our board of directors on August 7, 2013) received a grant of 3,676 shares of restricted stock, with a fair market value of $60,000 at the time of grant. These shares vest equally in one-third increments on the first, second and third anniversary of the date of grant, subject to earlier pro rata vesting upon the occurrence of certain events. The grant date fair value of each of these restricted stock awards under Topic 718 was $60,000. As of December 31, 2013, all of these shares were unvested.

(5)
Pursuant to our Non-Employee Director Compensation Plan, Mr. Lapidus elected to receive all of his cash fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Lapidus received a total of 2,987 shares of our common stock which were earned as follows: 689 shares on March 28, 2013 (based on a closing price of $18.13), 879 shares on June 28, 2013 (based on a closing price of $14.21), 737 shares on September 30, 2013 (based on a closing price of $16.94) and 682 shares on December 31, 2013 (based on a closing price of $18.31).

(6)
Mr. Maypole received $50,000 as annual compensation for serving on our board of directors and $10,000 for serving as chairman of our audit committee.

(7)
Ms. Stahl joined our board on August 7, 2013. She received a pro rated portion of the annual fee of $50,000 under the Non-Employee Director Compensation Plan for her service as a director in 2013.

        The following table sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards outstanding as of December 31, 2013:

Name	Aggregate Number of Outstanding Restricted Stock Awards	Aggregate Number of Outstanding Option Awards
Burton B. Staniar	—	50,000
Kathleen G. Bradley	6,958	—
Jeffrey A. Harris	6,958	25,000
Sidney Lapidus	6,958	25,000
John F. Maypole	6,958	25,000
Stephen F. Fisher	6,958	25,000
Sarah E. Nash	6,958	25,000
Stephanie Stahl	—	—

EXECUTIVE OFFICERS

        Set forth below are the names of our executive officers, who are not also directors, their ages as of February 28, 2014, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Lynn M. Utter	51	President and Chief Operating Officer, Knoll Office
Benjamin A. Pardo	52	Executive Vice President—Director of Design
Barry L. McCabe	67	Former Executive Vice President and Chief Financial Officer
Craig B. Spray	45	Senior Vice President and Chief Financial Officer
Michael A. Pollner	41	Vice President, General Counsel and Secretary
David L. Schutte	49	Former Senior Vice President and Chief Marketing Officer
Pamela J. Ahrens	56	Senior Vice President—Sales and Distribution
Jeffrey R. Blom	58	Former Senior Vice President—North America Supply Chain
Karen E. Clary	61	Senior Vice President—Human Resources

        Lynn M. Utter has served as our President and Chief Operating Officer, Knoll Office, since February 2, 2012. Prior to that, Ms. Utter served as our President and Chief Operating Officer, Knoll North America, since March 3, 2008. Prior to joining us, Ms. Utter served from 2003 to 2008 as the Chief Strategy Officer at Coors Brewing Company, a business unit of Molson Coors Brewing Company. Prior to that, Ms. Utter held the title of Group Vice President, Operations, and various other operational titles during her tenure with Coors, which began in 1997. Prior to her employment by Coors, Ms. Utter was employed as the Vice President, Sales of Frito-Lay Company. Ms. Utter also is currently a Director of WESCO International, Inc.

        Benjamin A. Pardo has served as our Executive Vice President—Director of Design, since June 9, 2011. Prior to that, Mr. Pardo served as our Senior Vice President—Director of Design since September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

        Barry L. McCabe served as our Executive Vice President and Chief Financial Officer from January 1, 2008 until September 23, 2013. Prior to that, Mr. McCabe served as our Senior Vice President and Chief Financial Officer from May 2002 until January 1, 2008 and as our Senior Vice President, Treasurer and Controller from January 2000 until May 2002. Mr. McCabe resigned his position as Chief Financial Officer on September 23, 2013 and retired from Knoll effective March 1, 2014.

        Craig B. Spray has served as our Senior Vice President and Chief Financial Officer since September 23, 2013. From 2005 until joining Knoll, Mr. Spray served in various financial management positions with Fortune Brands, Inc. and its related companies, including, most recently, as Executive Vice President and Chief Financial Officer of Masterbrand Cabinets, Inc., the kitchen and bath cabinetry subsidiary of Fortune Brands Home & Security, Inc. From 2001 through 2005 Mr. Spray served in various finance roles at Ford Motor Company. Mr. Spray has also served as a United States Naval Officer in various leadership roles.

        Michael A. Pollner became our Vice President, General Counsel and Secretary on March 1, 2007, after serving as our Assistant General Counsel since September 1, 2005. Prior to joining us, Mr. Pollner was a lawyer with the Philadelphia-based law firm, Blank Rome LLP, which he joined in February 2004. From September 1999 to February 2004, Mr. Pollner was a member of the business law department at Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania.

        David L. Schutte served as our Senior Vice President and Chief Marketing Officer from January 1, 2007 until February 3, 2014. Effective February 3, 2014, Mr. Schutte assumed the role of President, Holly Hunt Enterprises, Inc. at which time he ceased to be an executive officer. Mr. Schutte began his career with us in 1990 and served until 1995 in several roles including Director of Marketing for KnollStudio® and KnollExtra®. Subsequently, Mr. Schutte held several senior positions in the contract office furniture industry including Vice President of Marketing for Maharam and Vice President of A&D Sales for Herman Miller. Mr. Schutte rejoined us in May 2004 as Vice President and General Manager of KnollTextiles®, a position he held until January 1, 2007.

        Pamela J. Ahrens became our Senior Vice President—Sales and Distribution on September 3, 2013. Prior to joining us, Ms. Ahrens had a thirty year career with Xerox Corporation holding a variety of titles including Senior Vice President and General Manager, Northeast Operations (from 2012 until 2013), Senior Vice President, Strategic Business Unit Client Sales and Operations (from 2011 until 2012), Senior Vice President, Major Accounts (2011) and Senior Vice President Indirect Channels, Eastern and Central Region (from 2006 until 2010).

        Jeffrey R. Blom became our Senior Vice President—North America Supply Chain on January 31, 2011. Prior to joining us, Mr. Blom held the title of Vice President, Global Integration with Johnson and Johnson from 2007 to 2010. Prior to that, Mr. Blom held the titles of Vice President, Supply Chain, Vice President, Operations and Plant Manager during his tenure at Johnson and Johnson, which began in 2000. Mr. Blom resigned from Knoll effective March 28, 2014.

        Karen E. Clary has served as our Senior Vice President—Human Resources since July 8, 2013. From January 2012 until joining Knoll, Ms. Clary served as Executive Vice President, Human Resources for Datalink Corporation, a technology company focused on data center solutions and services. From 2007 through 2011, Ms. Clary served as Vice President, Global Human Resources for the BioPharma Services Division of Thermo Fisher Scientific, a provider of packaging, storage, logistics support and analytical support for pharmaceutical drug trials. Ms. Clary has over 20 years of human resources experience in a variety of businesses.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis addresses the compensation paid or awarded to our six executive officers listed in the Summary Compensation Table below. These executive officers are referred to in this proxy statement as our "named executive officers". Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this compensation discussion and analysis references to "executive officers" or "officers" refer to our named executive officers, unless the context indicates otherwise.

Overview

        Our compensation decisions for 2013 were primarily based on our overall operating performance, which fell short of our internal expectations and prior year performance. For the full year, net sales were $862.7 million, a decrease of 2.8% when compared to 2012. Operating profit was $41.1 million, or 4.8% of net sales, a decrease of 53.3% when compared to 2012 and below our 2013 financial plan target of $71 million. While our sales to commercial clients grew in 2013, we continued to be negatively impacted by a year-over-year decline in sales to government agencies. Our results also were negatively impacted by restructuring charges of $5.7 million associated with headcount reductions in our Office segment and our Studio segment in Europe and an $8.9 million intangible asset impairment charge associated with the Edelman trade name.

        Despite disappointing operating performance, we were able to successfully achieve other goals. We continued to aggressively manage our balance sheet during 2013, reducing our outstanding debt during 2013 by $20 million. We also used free cash to pay dividends to our shareholders totaling $22.5 million, completed our flagship showroom in New York, launched a new web platform and moved forward with our previously announced program of strategic investments and technology upgrades.

        Nevertheless, as a result of our weaker operating performance, the Compensation Committee exercised its discretion under our annual non-equity incentive program to pay out reduced non-equity incentive awards for 2013, as described below in detail. Additionally, our Compensation Committee elected to maintain base salaries for our named executive officers at existing levels.

Elements of Executive Compensation Program

        Our executive compensation programs are generally designed to:

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  provide competitive compensation packages that will attract and retain superior talent;

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  motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

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  align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

        We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

        Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards.

        The following table sets forth the primary objectives addressed by each component of our executive compensation programs.

Type of Compensation	Objectives Addressed
Base Salary	Competitive Compensation
Annual Non-Equity Incentive Bonus	Competitive Compensation; Motivation; Reward
Long-Term Incentive Compensation (Stock Options; Restricted Shares; and Stock Units)	Retention; Reward; Motivation; Alignment of Interests with Stockholders

        Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites.

Process

        Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

        At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers, including recommendations as to (i) base salaries and non-equity incentive award targets for the upcoming year and (ii) the actual payouts under the annual non-equity incentive awards granted to the named executive officers for the previous year.

        In connection with these recommendations, the compensation committee is provided with information on the executive officers' existing compensation arrangements, equity awards and compensation history, if requested. The committee is also provided (and considers) our actual financial performance during the previous year, both in relation to the performance targets set in the previous year and in relation to the industry as a whole. Other factors, including the executive officer's individual performance and any extraordinary efforts or hurdles faced by the executive officer in the previous year, may also be considered.

        After reviewing the chief executive officer's recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers other than our chief executive officer. In accordance with our compensation committee charter, the compensation committee makes a recommendation to our full board of directors with respect to the cash compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the applicable cash compensation levels for our chief executive officer.

        Our chief executive officer may also periodically recommend to the compensation committee that certain executive officers receive equity grants. We do not have a formal policy of standard or periodic equity grants to executive officers. However, we have made equity grants to all of our named executive officers each of the past three years. These grants are typically based on the executive officers' then-outstanding equity and the responsibilities that such executive officer has managed in the past or is expected to manage in the future, and any other factors deemed relevant by the compensation committee.

Compensation Consultants and Peer Group

        During 2013 the compensation committee directly engaged Pearl Meyer & Partners ("Pearl Meyer"), an independent compensation consultant, for the purpose of conducting an overall review of our executive compensation programs. Pearl Meyer provides no other services for the Company. As part of its engagement, Pearl Meyer evaluated the base salary, annual non-equity incentive and long-term equity components of our executive compensation programs for our most senior executives, including our named executive officers. Working with Pearl Meyer, the compensation committee developed a peer group consisting of the following companies: Herman Miller, Inc., Steelcase, Inc., HNI Corporation, Kimball International, Inc., Interface, Inc., Movado Group, Inc., and Tumi Holdings, Inc. (the "Peer Group"). In its 2013 review, Pearl Meyer evaluated the competitiveness of our compensation programs using proxy information from the companies included as part of the Peer Group, and also considered data compiled from published surveys of executive compensation for other comparably-sized companies within the durable goods consumer products sectors. The compensation committee considered this data, among other factors, in determining the components and amounts of total compensation that are appropriate for the Company's named executive officers. However, the compensation committee did not establish formal benchmarked compensation targets or ranges for our executive officers based on this information. Instead, this information was used as a general market resource in making compensation decisions regarding base salaries, annual non-equity incentive compensation and longer term equity grants.

Base Salary

        The compensation committee reviews base salary levels for executive officers on an annual basis. Currently, our only named executive officers with formal written employment agreements are our Chief Executive Officer, Mr. Cogan, and our President and Chief Operating Officer, Knoll Office, Ms. Utter. In determining salaries, we take into consideration individual experience and past performance of the executive officer.

        We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary non-equity incentive bonuses and equity grants to have a significant motivating impact on the executive officers.

Annual Non-Equity Incentive Bonuses

        We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. Typically, our incentive compensation program is almost entirely focused on operating profits (based on our financial plan for the year and adjusted as necessary to account for one-time and non-recurring items, such as restructuring charges, that are not indicative of operating performance). In addition, our awards sometimes include supplemental goals which may be considered by the compensation committee, in its discretion. These additional goals are merely supplemental measures designed to provide the named executive officers with guidance regarding our expectations for performance. Our compensation committee also may, in its discretion, consider the operating performance of our individual business segments; namely, Office, Studio and Coverings, or establish supplemental measures relating to segment performance to the extent there is a relationship between the specific named executive officer's duties and the performance of a particular business segment. We do not use specific quantitative formulas in calculating any of our incentive payments.

        The target payouts on our annual non-equity incentive bonuses are generally between 100% to 125% of the executive officer's base salary and, therefore, provide an opportunity for the executive officer to significantly increase his/her annual cash compensation by delivering strong performance and assisting the company in meeting its financial targets. We believe this potential increase in annual cash compensation keeps our executive officers highly motivated and, when performance targets are met and exceeded, appropriately rewarded for their hard work and exceptional performance in what are very demanding jobs.

        The compensation committee determines the amount of each executive's actual non-equity incentive payment principally based on our ability to meet the company's financial targets. When appropriate in the discretion of the compensation committee, an assessment of the officer's progress toward achieving supplemental goals or an evaluation of specific business segment performance may be conducted. As explained above, in accordance with our compensation committee charter, the compensation committee makes a recommendation to the board of directors with respect to the annual incentive payments for the chief executive officer, and the board of directors makes the final determination of such amounts. These annual payments are disclosed in the "non-equity incentive plan compensation" column of the Summary Compensation Table below.

        The compensation committee has significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the targets are achieved. Rather than relying on rigid formulas and calculations, we use our judgment and discretion to determine payouts that we believe are appropriate under the circumstances. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive's performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. Our officers can be significantly rewarded when the company and individual performance measures are exceeded. Conversely, our officers generally receive significantly smaller cash payouts when our company and/or individual performance measures are not met.

        By structuring these annual incentive bonuses in a way that permits us to exercise discretion and to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance (typically operating profit), we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone's control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets or otherwise performed in a manner that deserved additional recognition, as we determine to be equitable.

        The financial targets used in our annual non-equity incentive compensation programs generally relate to our annual financial plan that is submitted to and approved by our board of directors in December of the prior year. Accordingly, these awards are intended to motivate and drive our officers to achieve (and exceed) those financial plan targets. While supplemental goals may be included, our annual operating profits performance is generally central to our compensation decisions.

Long-term Incentive Compensation—Equity Grants

        We believe that our executive officers should have significant equity interests, and have designed our compensation programs accordingly. Long-term incentive compensation is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to five years, which also serves to mitigate the risk that an executive officer would overly focus on short-term goals to the detriment of the company's long-term success.

        Stock Options and Stock Option Grant Policy.    In 2007, we adopted a stock option grant policy. The stock option grant policy provides that all stock option grants will be approved at a meeting (including telephonic meetings) and not by written consent. Under this policy, stock options will only be granted on a quarterly basis and the effective date of each grant will be the third trading day after our next public announcement of quarterly or annual financial results following the date the compensation committee meets to consider (and approve) such grants. The exercise price of stock options will be the closing price of our common stock on the New York Stock Exchange as of the effective date of each grant. Restricted stock or restricted stock unit awards are not expressly covered by the terms of the stock option grant policy, but we generally intend to treat the grant of restricted stock awards in a similar manner.

        Our stock option grants typically vest over a four or five year period following the date of grant, but vesting is accelerated upon a change-in-control of the company. Outstanding stock options are generally forfeited when an officer ceases to be employed by the company. However, depending on the reasons for the separation of employment (i.e., death, disability, or cause), our option grants have historically permitted grantees to hold options that were vested at the time of the separation for up to one year. Unvested stock options are forfeited immediately upon separation of employment.

        Restricted Shares—Time and Performance Features.    We periodically grant time and performance vested restricted shares to our executive officers and other key employees. These restricted share grants have historically been structured to vest at the earlier of our achievement of certain performance targets or on a specified anniversary date, generally between the third and fifth anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be voted and disposed of by the grantees. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company and upon termination without cause. Unvested restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for "cause" (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that accrue on our common stock during the vesting period of any restricted shares are accrued and paid out to the grantee when the restricted shares vests.

        Restricted Share Awards—Time Vesting.    In addition to our time and performance vested restricted shares discussed above, we have granted time-vested restricted shares to our named executive officers and other key employees. These awards typically vest over a three to five year period following grant. Although these awards differ from the time and performance vested restricted shares as they do not have an accelerated vesting feature conditioned on the achievement of operating profit targets, they do, however, provide for pro rata accelerated vesting upon a change-in-control, death, disability or termination without cause. These grants are primarily designed to ensure the services of our senior leadership team over at least the next few years.

        Retention Feature.    When an executive officer leaves the company, stock options and unvested restricted share awards are generally forfeited. The amount of equity provided to an executive officer is typically evaluated with a view to making sure that the equity (whether restricted shares, stock options, or both) has significant enough value that the forfeiture of the equity upon voluntarily leaving the company significantly discourages our executive officers from seeking other employment opportunities and from entertaining other employment opportunities that may otherwise arise.

        We believe restricted shares are particularly effective retention tools because they can maintain value in spite of fluctuations in our stock price. Stock options have an exercise price that, based on fluctuations in our stock price, can exceed the market price of our stock, causing the stock options to be of little or no value. Restricted shares have no exercise price feature and therefore tend to better maintain value in response to fluctuations in our stock price.

        Motivation and Reward Feature.    In addition to the retention aspect of stock options and restricted stock, we also believe stock option and restricted share awards serve a motivation and reward function. The higher our stock price at vesting, the more valuable these equity awards become to the grantee. Over the vesting period, grantees can increase the value of these equity awards (and, therefore, their overall compensation) to the extent their individual performance can positively impact the company's overall performance and result in an increase in our stock price. We, therefore, believe these equity awards motivate the grantees to accomplish desired performance and, to the extent our stock price responds to our overall performance, these restricted shares can result in significant value to our officers, rewarding them for their hard work and exceptional performance.

        We do not apply a formula for determining the specific equity award levels for our executive officers. Rather, the determination is a result of the compensation committee's discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, the responsibilities of the executive officers, the amounts of the executive officers' then-outstanding equity awards and any other factors that the compensation committee determines are relevant. In exercising its discretion, the compensation committee relies on the individual experiences and perspectives of its members and dialogue with our chief executive officer in evaluating whether the specific recommended grant levels will have the desired effect.

        Stock Ownership Policy.    In August 2007, we adopted a Stock Ownership Policy that is applicable to our directors and named executive officers. Under the policy, our named executive officers are required to own equity equal to at least four times their base salary and our directors are required to own equity equal to at least four times their annual cash retainer. There is a five year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy. We believe this policy helps further our desire to have our named executive officers' interests aligned with the interests of our stockholders.

Pension and Retirement Benefits

        Our executive officers who joined Knoll prior to January 1, 2011 participate in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates, who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. Effective January 1, 2012, we elected to close the Knoll Pension Plan to new participants and to freeze benefit accruals for participants with fewer than seventy "points" (age plus years of service) in order to manage the volatility and risk to the company associated with offering a traditional pension plan. Associates with greater than seventy points were permitted to either: (a) remain in the Knoll Pension Plan, or (b) elect to receive matching and profit-sharing contributions under the Knoll Retirement Savings Plan, our existing 401(k) Plan. Mr. Cogan and Mr. McCabe are fully vested under the Knoll Pension Plan and have elected to remain in the plan and will continue to accrue additional benefits beyond January 1, 2012. However, as result of this decision, Mr. Cogan and Mr. McCabe are not entitled to company contributions under the Knoll Retirement Savings Plan. Ms. Utter and Mr. Pardo are fully vested in the Knoll Pension Plan, but ceased to accrue additional benefits under the Plan effective January 1, 2012. Messrs. Spray, Pardo and Blom and Ms. Utter received company matching contributions of 50% of their voluntary contributions to the Knoll Retirement Savings Plan up to a maximum of 6% of eligible compensation (for a maximum company match of 3% of eligible compensation), plus profit sharing contributions available to all Knoll associates who are unable to participate in the Knoll Pension Plan.

        Upon the earlier of the 5th anniversary of participation in the Knoll Pension Plan, or the participant turning age 65, participants become entitled to a pension benefit at normal retirement age (65, 66, or 67, depending on the participant's date of birth) of 1.55% of their career compensation, which is defined in the Knoll Pension Plan as the sum of the participant's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law. In addition, the plan provides for a minimum benefit per year of participation of $300.

        Upon retirement, participants in the Knoll Pension Plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month's payment before normal retirement age depending on the participant's age and years of service at the time of such early retirement.

Severance and Change-in-Control Benefits

        We have a severance pay plan that generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers, who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed in connection with a job elimination. The plan is intended to provide employees with compensation when their jobs are eliminated for business or economic reasons (such as in connection with a workforce reduction due to poor sales volume); however, no compensation is payable in the event of a performance-related termination. All of our named executive officers, other than Mr. Cogan, Ms. Utter and Mr. Spray, are technically covered by the severance pay plan, although it is unlikely that the termination of one of our named executive officers would ever constitute a job elimination within the meaning of the plan. For a more detailed discussion of the severance pay plan, see "Potential Payments Upon Termination or Change-in-Control—Severance Pay Plan".

        We have agreed to provide Mr. Cogan, Ms. Utter and Mr. Spray with severance benefits upon certain separations of their employment. Mr. Cogan and Ms. Utter are entitled to severance benefits if (i) their respective employment is terminated by us for any reason other than cause or in connection with a disability or death of the executive, (ii) we elect not to renew the employment agreement, or (iii) in the case of Mr. Cogan, the employment agreement is terminated by Mr. Cogan in connection with a material breach of the employment agreement by us. These severance benefits are contained in employment agreements between us and each of Mr. Cogan and Ms. Utter. Under the terms of his offer letter, Mr. Spray is entitled to severance benefits if he is terminated by us without cause during the first 12 months of his employment. For more details on these benefits, see "Potential Payments Upon Termination or Change-in-Control—Severance Under Employment Agreements".

        If the severance provisions are triggered under Mr. Cogan's employment agreement, he is entitled to the sum of (i) 200% of his then base salary, plus (ii) the average of the annual bonuses paid to him for the two completed fiscal years that immediately proceeded the fiscal year of the termination. If the severance provisions under Ms. Utter's employment agreement are triggered, Ms. Utter is entitled to the sum of 100% of her then base salary. If the severance provisions under Mr. Spray's offer letter are triggered, Mr. Spray is entitled to 12 months of his base salary.

        Ms. Utter joined Knoll with the expectation that she would receive primary consideration to succeed Mr. Cogan as chief executive officer. Accordingly, Ms. Utter's employment agreement also provides for a severance equal to 100% of her then base salary if she terminates her employment with the company because Mr. Cogan ceases to be employed as the company's chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the company's board as his replacement.

        The severance benefits provided to Mr. Cogan and Ms. Utter were designed, in part, as an inducement to Mr. Cogan and Ms. Utter to serve as our Chief Executive Officer and President and Chief Operating Officer, Knoll Office, respectively, and as consideration for their willingness to agree to a non-competition arrangement. The severance arrangements were also structured to provide

Mr. Cogan and Ms. Utter with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. Cogan or Ms. Utter.

2013 Compensation—Analysis

        In making compensation decisions with respect to payouts under our 2013 non-equity incentive awards, our compensation committee primarily considered our overall performance. We generated operating profits of $41.1 million, or 4.8% of net sales, a decrease of 53.3% when compared to 2012 and below our 2013 target of $71 million. Based on this performance, the compensation committee exercised its discretion under the non-equity incentive program to pay out annual non-equity incentive bonuses that were significantly below target levels. We also deferred salary increases for our named executive officers.

Chief Executive Officer

        In 2013, Mr. Cogan received a base salary of $800,000 and a non-equity incentive bonus of $320,000, 40% of his target award for 2013 of $800,000. In exercising its discretion to pay less than the target amount, the compensation committee primarily considered our overall operating performance. As described above, we generated $41.1 million of operating profits, below our 2013 financial plan.

        On February 8, 2013, Mr. Cogan was granted 100,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date. The compensation committee believes these restricted shares will encourage Mr. Cogan to remain with the company and motivate him to achieve our desired performance goals.

        In December 2013, we decided to maintain Mr. Cogan's annual salary at $800,000 and granted him a 2014 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

President and Chief Operating Officer, Knoll Office

        In 2013, Ms. Utter received a base salary of $400,000 and a non-equity incentive bonus of $150,000, 30% of her target award for 2013 of $500,000. In exercising its discretion to pay less than the target amount, the compensation committee primarily considered our overall operating performance in 2013 and the operating profits of our Office segment which were significantly down from 2012.

        On February 8, 2013, we granted Ms. Utter 50,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date. As explained above, the compensation committee believes these restricted shares will encourage Ms. Utter to remain with the company and motivate her to achieve our desired performance goals.

        In December 2013, we decided to maintain Ms. Utter's annual salary at $400,000 and granted her a 2014 non-equity incentive award with a target payment of one hundred twenty five percent (125%) of her base salary.

Senior Vice President and Chief Financial Officer

        Mr. Spray commenced employment with Knoll on September 23, 2013 with a base salary of $325,000 and a targeted non-equity incentive bonus of $325,000. Based on our overall operating performance in 2013, the compensation committee exercised its discretion to pay less than the target amount and paid Mr. Spray an annual incentive bonus of $200,000, the minimum amount guaranteed under his offer letter for 2013. Mr. Spray received fifty percent of this amount in October 2013 after commencement of his employment. After joining Knoll, Mr. Spray also received a lump sum payment of $75,000 under the Knoll Relocation Program and a grant of 110,000 restricted shares which vest over three years in equal one-third increments on the anniversary of the date of grant. The compensation committee believes that the package offered to Mr. Spray was reasonable in light of the significant responsibilities of his position and will encourage him to remain with the company and motivate him to achieve our desired performance goals.

        In December 2013, we decided to maintain Mr. Spray's annual salary at $325,000 and granted him a 2014 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

Former Executive Vice President and Chief Financial Officer

        Mr. McCabe ceased to act as our Chief Financial Officer on September 23, 2013 and retired from employment on March 1, 2014. In 2013, Mr. McCabe received a base salary of $295,000 and a non-equity incentive bonus of $100,000, 34% of his target award. In exercising its discretion to pay less than the target amount, the compensation committee primarily considered our operating performance in 2013.

        On February 8, 2013, we granted Mr. McCabe 25,000 restricted shares; however, these shares were forfeited by Mr. McCabe upon his retirement.

Executive Vice President—Design

        In 2013, Mr. Pardo received a base salary of $265,000 and a non-equity incentive bonus of $100,000, 40% of his target award of $250,000. In exercising its discretion to pay less than the target amount, the compensation committee primarily considered our overall operating performance in 2013.

        On February 8, 2013, we granted Mr. Pardo 25,000 restricted shares. These restricted shares cliff vest on the third anniversary of the grant date. As explained above, the compensation committee believes these restricted shares will encourage Mr. Pardo to remain with the company and motivate him to achieve our desired performance goals.

        In December 2013, we decided to maintain Mr. Pardo's annual salary at $265,000 and granted him a 2014 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

Former Senior Vice President—North America Supply Chain

        In 2013, Mr. Blom received a base salary of $265,000 and a non-equity incentive bonus of $100,000, 38% of his target award of $265,000. In exercising its discretion to pay less than the target amount, the compensation committee primarily considered our overall operating performance in 2013 and the operating profits of our Office segment which were significantly down from 2012.

        On February 8, 2013, we granted Mr. Blom 25,000 restricted shares and in December 2013 we granted Mr. Blom a 2014 non-equity incentive award with a target payment of one hundred percent of his base salary; however, both of these awards were forfeited upon Mr. Blom's resignation, effective March 28, 2014.

Operating Profits as a Target

        Although we consider various financial metrics (including revenue growth, gross margins, and earnings per share growth), as well as subjective factors, when making our compensation decisions, we use operating profits as the primary performance metric under our annual non-equity incentive awards and as the trigger target for accelerated vesting under our restricted stock awards. We believe that operating profits is the best financial measurement for evaluating our actual operating performance because it is less subject to non-recurring and non-operating items. When evaluating our performance, we believe items such as our tax rates, asset sales and share buybacks, which impact other financial metrics (like net income or earnings per share), should not be considered. We generally also exclude the impact of one-time or non-recurring items, such as restructuring charges, that are not indicative of operating performance, and therefore we use adjusted operating profits when we evaluate our performance or compare our performance with the performance of our competitors.

2014 Grant of Restricted Shares

        On February 10, 2014, we granted an aggregate of 99,500 time-vesting restricted shares to certain of our named executive officers in the following amounts: Mr. Cogan (60,000 shares), Ms. Utter (20,000 shares), Mr. Pardo (7,500 shares) and Mr. Blom (12,000 shares). On the same date we also granted 99,500 performance-based stock units to these executive officers in the same amounts. With the exception of Mr. Blom's shares, which were forfeited effective March 28, 2014, the restricted shares cliff vest in one tranche on the third anniversary of the date of grant. One-half of the performance based stock units vests if the company exceeds its three year operating profits target and the other half vests if the total shareholder return of Knoll stock over a three year performance period exceeds the median total shareholder return of the Peer Group. Unvested restricted shares and stock units are automatically forfeited if the grantee voluntarily leaves the company prior to vesting. The compensation committee, working with Pearl Meyer's assistance, elected to divide our latest equity grant in this manner in order to simultaneously reward performance, retain our key executives and encourage stock ownership. The compensation committee believes these grants will have both a strong retentive influence on our executive officers and, at the same time, keep them appropriately motivated by incentivizing them to achieve our financial goals and deliver returns for our stockholders. In order for our executive officers to earn all of their performance-based awards, they need to successfully deliver operating profits that generate shareholder returns which compare favorably to our peers. As explained above, the compensation committee determined the specific level of each of these awards by applying its discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, compensation levels at comparable positions within our Peer Group, the responsibilities of the executive officers and the amounts of the executive officers' then-outstanding equity awards.

Tax Implications of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to the chief executive officer or any other executive officer covered by Section 162(m) unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), but we generally pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. In many circumstances we believe that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Advisory Vote on Executive Compensation

        At the 2013 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. Over ninety five percent (95%) of votes cast were in favor of our named executive officer compensation. The compensation committee reviewed the final vote results for this proposal, and, given the significant level of stockholder support, we have not made any changes to our executive compensation policies or decisions as a result of the vote. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our board recommends that you vote "FOR" Proposal 3 at the annual meeting. For more information, see "Proposal 3—Advisory Vote on Executive Compensation" in this proxy statement.

Summary Compensation Table

        The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2013, 2012 and 2011, by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Andrew B. Cogan,	2013	800,000	—	1,632,000	—	320,000	(4)	—		—		2,752,000
Chief Executive Officer	2012	800,000	—	1,358,300	—	900,000	(5)	84,793		—		3,143,093
	2011	800,000	—	4,176,900	—	1,000,000	(6)	69,745		32,924	(7)	6,079,569
Craig B. Spray	2013	88,750	—	1,897,500		200,000	(8)	—		84,933	(9)	2,271,183
Senior Vice President and Chief Financial Officer
Barry L. McCabe,	2013	295,000	—	408,000	—	100,000	(10)	—		—		803,000
Former Executive Vice President	2012	295,000	—	319,600	—	295,000	(11)	110,532		—		1,020,132
and Chief Financial Officer	2011	295,000	—	963,900	—	350,000	(12)	102,565		—		1,711,465
Lynn M. Utter,	2013	400,000	—	816,000	—	150,000	(13)	—		7,650	(14)	1,373,650
President and Chief Operating	2012	400,000	—	679,150	—	425,000	(15)	19,704	(16)	11,250	(14)	1,535,104
Officer, Knoll Office	2011	400,000	—	2,142,000	—	600,000	(17)	30,817		—		3,172,817
Benjamin A. Pardo,	2013	265,000	—	408,000	—	100,000	(18)	—		10,200	(14)	783,200
Executive Vice President,	2012	265,000	—	319,600	—	295,000	(19)	31,060	(16)	11,250	(14)	921,910
Director of Design	2011	265,000	—	642,600	—	325,000	(20)	42,948		—		1,275,548
Jeffrey R. Blom,	2013	265,000	—	408,000	—	100,000	(21)	—		10,200	(14)	783,200
Senior Vice President,	2012	265,000	—	319,600	—	250,000	(22)	—		11,250	(14)	845,850
North America Supply Chain	2011	243,946	—	771,120	—	300,000	(23)	—		—		1,315,056

(1)
Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the restricted stock awards granted to the named executive officers in October 2013, February 2013, February 2012 and February 2011, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 18 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.

(2)
For 2013, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 6, 2012 (on September 23, 2013 in the case of Mr. Spray) for services rendered in 2013. For 2012, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 7, 2011 for services rendered in 2012. For 2011, represents amounts earned under a non-equity incentive award granted to the named executed officer on December 1, 2010 (on January 31, 2011 in the case of Mr. Blom) for services rendered in 2011.

(3)
Amounts in this column represent a positive change in the actuarial present value of each named executive officer's accumulated plan benefit under the Knoll Pension Plan. For 2013, each named executive officer who participates in the Knoll Pension Plan experienced a decline in the present value of the accumulated plan benefit as follows: Mr. Cogan ($11,941), Mr. McCabe ($32,477), Ms. Utter ($12,971) and Mr. Pardo ($13,164). The decline for 2013 was caused by an increase in the Plan's assumed discount rate. The benefits were calculated as of the Plan's measurement date of December 31 for 2013, 2012 and 2011. For more information on the Knoll Pension Plan, see "Pension Benefits" below.

(4)
The compensation committee recommended, and the board of directors approved, $320,000 in compensation to Mr. Cogan based on his performance in 2013. Mr. Cogan's original target incentive plan compensation for 2013 was $800,000. See "Compensation Discussion and Analysis" on page 27 for more details on Mr. Cogan's compensation.

(5)
The compensation committee recommended, and the board of directors approved, an additional $100,000 in compensation to Mr. Cogan over his target incentive plan compensation of $800,000 based on his performance in 2012.

(6)
The compensation committee recommended, and the board of directors approved, an additional $200,000 in compensation to Mr. Cogan over his target incentive plan compensation of $800,000 for 2011 based on Mr. Cogan's performance during 2011.

(7)
This amount represents the value of a service award presented to Mr. Cogan by our board of directors commemorating the tenth anniversary of Mr. Cogan's appointment as our Chief Executive Officer.

(8)
The compensation committee awarded $200,000 in compensation to Mr. Spray based on his performance in 2013, which was the minimum amount originally guaranteed to Mr. Spray under the terms of his original offer letter. Mr. Spray's original target incentive plan compensation for 2013 was $325,000. $100,000 of Mr. Spray's annual non-equity incentive plan compensation was paid in October 2013. See "Compensation Discussion and Analysis" on page 27 for more details on Mr. Spray's compensation.

(9)
This amount represents $75,000 in relocation expenses provided to Mr. Spray under the Knoll Relocation Program, and $9,933 in temporary living and COBRA expenses reimbursed in connection with Mr. Spray's move to Pennsylvania.

(10)
The compensation committee awarded $100,000 in compensation to Mr. McCabe based on his performance in 2013. Mr. McCabe's original target incentive plan compensation for 2013 was $295,000. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. McCabe's compensation.

(11)
The compensation committee awarded Mr. McCabe 100% of his target incentive plan compensation of $295,000 based on Mr. McCabe's performance in 2012.

(12)
The compensation committee awarded an additional $55,000 in compensation to Mr. McCabe over his target incentive plan compensation of $295,000 based on his performance in 2011.

(13)
The compensation committee awarded $150,000 in compensation to Ms. Utter based on her performance in 2013. Ms. Utter's original target incentive plan compensation for 2013 was $500,000. See "Compensation Discussion and Analysis" on page 27 for more details on Ms. Utter's compensation.

(14)
These amounts represent our matching, profit sharing and transition contributions to the Knoll, Inc. Retirement Savings Plan for certain named executive officers.

(15)
The compensation committee awarded Ms. Utter 85% of her target incentive plan compensation of $500,000 based on Ms. Utter's performance in 2012.

(16)
These amounts represent a change in the present value of the named executive officer's pension benefit based solely on a change in plan actuarial assumptions and not on account of additional benefit accruals.

(17)
The compensation committee awarded an additional $100,000 in compensation to Ms. Utter over her target incentive plan compensation of $500,000 based on her performance in 2011.

(18)
The compensation committee awarded $100,000 in compensation to Mr. Pardo based on his performance in 2013. Mr. Pardo's original target incentive plan compensation for 2013 was $250,000. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. Pardo's compensation.

(19)
The compensation committee awarded an additional an additional $45,000 in compensation to Mr. Pardo over his target incentive plan compensation of $250,000 based on his performance in 2012.

(20)
The compensation committee awarded an additional $75,000 in compensation to Mr. Pardo over his target incentive plan compensation of $250,000 based on his performance in 2011.

(21)
The compensation committee awarded $100,000 in compensation to Mr. Blom based on his performance in 2013. Mr. Blom's original target incentive plan compensation for 2013 was $265,000. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. Blom's compensation.

(22)
The compensation committee awarded Mr. Blom 94% of his target incentive plan compensation of $265,000 based on Mr. Blom's performance in 2012.

(23)
The compensation committee awarded an additional $35,000 in compensation to Mr. Blom over his target incentive plan compensation of $265,000 based on his performance in 2011.

Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to the named executive officers during fiscal year 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Andrew B. Cogan	12/05/13	800,000	(2)	—	—		—	—	—
	02/08/13	—		—	100,000	(3)	—	—	1,632,000
Craig B. Spray	12/05/13	325,000	(4)	—	—		—	—
	10/21/13	—		—	110,000	(5)	—	—	1,897,500
Barry L. McCabe	02/08/13	—		—	25,000	(3)	—	—	408,000
Lynn M. Utter	12/05/13	500,000	(6)	—	—		—	—	—
	02/08/13	—		—	50,000	(3)	—	—	816,000
Benjamin A. Pardo	12/05/13	265,000	(7)	—	—		—	—	—
	02/08/13	—		—	25,000	(3)	—	—	408,000
Jeffrey R. Blom	12/05/13	265,000	(8)	—	—		—	—	—
	02/08/13	—		—	25,000	(3)	—	—	408,000

(1)
The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (formerly known as FAS 123R). The awards for which amounts are shown in this table are the restricted stock awards granted to the named executive officers in October 2013 (in the case of Mr. Spray) and February 2013 (for the other named executive officers), as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 18 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014.

(2)
On December 5, 2013, Mr. Cogan was granted a non-equity incentive award under our 2014 Incentive Compensation Program, whereby Mr. Cogan can qualify for a target incentive payment of one hundred percent (100%) of his base salary. The incentive payment will be based on our success in 2014, including our ability to meet our 2014 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(3)
The awards indicated represent restricted shares granted to the named executive officer on February 8, 2013. These restricted shares cliff vest on the third anniversary of the date of grant (i.e., February 8, 2016) but may vest earlier on a pro rata basis upon a change in control, qualified termination, death or disability, all as defined in the applicable restricted share agreement and stock incentive plan.

(4)
On December 5, 2013, Mr. Spray was granted a non-equity incentive award under our 2014 Incentive Compensation Program, whereby Mr. Spray can qualify for a target incentive payment of one hundred percent (100%) of his base salary. The incentive payment will be based on our success in 2014, including our ability to meet our 2014 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(5)
The awards indicated represent restricted shares granted to Mr. Spray on October 21, 2013. These restricted shares vest in three equal annual installments beginning on the first anniversary of the date of grant (i.e., October 21, 2014) but may vest earlier on a pro rata basis upon a change of control, qualified termination, death or disability, all as defined in the applicable restricted share agreement and stock incentive plan.

(6)
On December 5, 2013, Ms. Utter was granted a non-equity incentive award under our 2014 Incentive Compensation Program, whereby Ms. Utter can qualify for a targeted incentive payment of one hundred twenty five percent (125%) of her base salary. The incentive payment will be based on our success in 2014, including our ability to meet our 2014 operating profits plan and the ability of our Office segment to exceed its segment operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(7)
On December 5, 2013, Mr. Pardo was granted a non-equity incentive award under our 2014 Incentive Compensation Program, whereby Mr. Pardo can qualify for a target incentive payment of one hundred percent (100%) of his base salary. The incentive payment will be based on our success in 2014, including our ability to meet our 2014 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(8)
On December 5, 2013, Mr. Blom was granted a non-equity incentive award under our 2014 Incentive Compensation Program, whereby Mr. Blom could qualify for a target incentive payment of one hundred percent (100%) of his base salary. However, this award was forfeited by Mr. Blom upon his resignation from Knoll, effective March 28, 2014.

 Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

        Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended. Ms. Utter serves as President and Chief Operating Officer, Knoll Office, pursuant to an employment agreement dated March 3, 2008. Effective January 1, 2008, Mr. Cogan's employment agreement provides for an annual base salary of $800,000 and a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors. Ms. Utter's employment agreement provides for an annual base salary of $400,000.

        The employment agreement for Mr. Cogan expires April 1, 2014 and renews automatically for additional one-year terms each April 1 unless either party gives 60 days notice of his or its intention not to renew. The employment agreement for Ms. Utter expires December 31, 2014 and renews automatically for additional one year terms unless either party gives 60 days notice of her or its intention not to renew. The agreements may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, or, in the case of Mr. Cogan the agreement is terminated by him following our breach, we must pay the employee termination compensation. In the case of Mr. Cogan, the termination compensation is an amount equal to 200% of his then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is an amount equal to 100% of Ms. Utter's base salary. The agreements also contain non-competition, non-solicitation (during the term of the agreement and for two years thereafter for Mr. Cogan and during the term of the agreement and for one year thereafter for Ms. Utter) and confidentiality provisions. Mr. Cogan and Ms. Utter are also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan and the Knoll Pension Plan, however, Ms. Utter will not accrue any additional benefits under the Knoll Pension Plan effective January 1, 2012. For more detailed information on the severance benefits provided under these agreements, see "Potential Payments upon Termination or Change-in-Control" below.

        Effective September 23, 2013, as approved by our compensation committee, Mr. Spray's annual base salary is $325,000. Mr. Spray also received a guaranteed minimum incentive award of $200,000 and $75,000 in relocation benefits under the Knoll Relocation Program following commencement of his employment. On December 5, 2013, our compensation committee granted Mr. Spray an incentive award under our 2014 Incentive Compensation Program, whereby he can qualify for a target 2014 non-equity incentive bonus of one hundred percent (100%) of his base salary. There is no guaranteed minimum with respect to Mr. Spray's 2014 non-equity incentive bonus. Mr. Spray is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits and the Knoll Retirement Savings Plan.

        Effective January 1, 2008, as approved by our compensation committee, Mr. Pardo's base salary is $265,000. On December 5, 2013, our compensation committee granted Mr. Pardo an incentive award under our 2014 Incentive Compensation Program, whereby he can qualify for a target 2014 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Pardo is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, and the Knoll Retirement Savings Plan.

        Effective January 31, 2011, as approved by our compensation committee, Mr. Blom's base salary was $265,000. On December 5, 2013, our compensation committee granted Mr. Blom an incentive award under our 2014 Incentive Compensation Program, however this award was forfeited by Mr. Blom upon the resignation of his position with Knoll.

Change-in-Control Provisions and Pension Benefits

        Certain stock option agreements and restricted stock agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, 100% of the outstanding options and a pro rata portion of the outstanding restricted shares will become vested. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

        For 2013, Messrs. Cogan and McCabe participated in the Knoll Pension Plan, a noncontributory defined benefit plan, which previously covered all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. Commencing on January 1, 2012, the Knoll Pension Plan was closed to participants with fewer than seventy points (defined as age plus completed years of service). Participants with greater than seventy points were given the option of either (a) electing to continue to accrue benefits under the Knoll Pension Plan, or (b) electing to receive Company-funded matching, profit sharing and transition contributions under the Knoll Retirement Savings Plan. As a result of this change, commencing January 1, 2012, Mr. Pardo and Ms. Utter no longer accrue benefits under the Knoll Pension Plan. They are, however, entitled to receive matching, profit sharing and transition contributions under the Knoll Retirement Savings Plan and continue to accrue vesting service under the Pension Plan. No other named executive officers are participants in the Knoll Pension Plan. For a more detailed discussion of pension benefits see "Compensation Discussion and Analysis—Pension Benefits" above and "Potential Payments upon Termination or Change-in-Control" below.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding option and restricted stock awards held by our named executive officers as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew B. Cogan	90,411	(2)	—	—	10.24	10/20/2016
							85,000	(3)	1,556,350
							100,000	(4)	1,831,000
										130,000	(5)	2,380,300
Craig B. Spray	—		—	—	—	—	110,000	(6)	2,014,100
Barry L. McCabe
	—		—	—	—	—	20,000	(3)	366,200
							25,000	(4)	457,750
										30,000	(5)	549,300
Lynn M. Utter	100,000	(7)	—	—	13.17	04/21/2018
	75,000	(2)	—	—	10.24	10/20/2016
							42,500	(3)	778,175
							50,000	(4)	915,500
										66,667	(5)	1,220,673
Benjamin A. Pardo	52,500	(8)	—	—	18.77	09/06/2015
	10,921	(2)	—	—	10.24	10/20/2016
							20,000	(3)	366,200
							25,000	(4)	457,750
										20,000	(5)	366,200
Jeffrey R. Blom	—		—	—	—	—	20,000	(3)	366,200
							25,000	(4)	457,750
										24,000	(5)	439,440

(1)
Calculated based upon the closing price of our common stock on December 31, 2013, which was $18.31 per share.

(2)
These stock options were granted to the named executive officer on October 20, 2009 and vested, based on continued employment, over a four year period in four equal annual increments on the anniversary of the grant date.

(3)
The awards indicated represent restricted shares granted to the named executive officer on February 10, 2012. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant (i.e., February 10, 2015). Mr. Blom's award was forfeited March 28, 2014.

(4)
The awards indicated represent restricted shares granted to the named executive officer on February 8, 2013. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant (i.e., February 8, 2016). Mr. Blom's award was forfeited March 28, 2014.

(5)
The awards indicated represent restricted shares granted to the named executive officer on February 9, 2011. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant but may earlier vest in one-third increments upon the achievement of certain Knoll, Inc. operating profits targets. The operating profits targets are as follows: (a) $77 million, and (b) $92 million. One-third of the original grant amount vests upon the achievement of each target, but no more than one-third may vest in any 12 month period. One-third of the original grant amount vested on February 13, 2012 and these remaining shares cliff vested on February 9, 2014.

(6)
The awards indicated represent restricted shares granted to Mr. Spray on October 21, 2013. These restricted shares vest, based on continuous employment, over three years in three equal annual installments on the anniversary of the grant date.

(7)
These stock options were granted to Ms. Utter on April 21, 2008 and vested, based on continued employment, in equal annual one-fifth increments over the five-year period following the date of grant).

(8)
These stock options were granted to Mr. Pardo on September 6, 2005 and vested, based on continued employment, over the four anniversaries of September 6, 2005 as follows: year 1 - 30%; year 2 - 20%; year 3 - 20%; and year 4 - 30%.

 Option Exercises and Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew B. Cogan	—	—	85,000	(3)	1,480,700
Craig B. Spray	—	—	—		—
Barry L. McCabe	50,000	343,128	25,000	(3)	435,500
Lynn M. Utter	—	—	20,000	(4)	312,800
Benjamin A. Pardo	7,829	55,036	7,500	(3)	130,650
Jeffrey R. Blom	—	—	—		—

(1)
The shares acquired on exercise reflected in this table were sold by the named executive officers on the same day as exercise. Accordingly, when calculating the value realized on exercise in this column, we used the actual price at which the shares were sold by the named executive officer. Amounts in this column reflect the difference between the price at which the shares were sold and the applicable exercise price, multiplied by the number of shares acquired on exercise and sold.

(2)
Calculated using the closing price the trading day before the applicable vesting dates: April 19, 2013 ($15.64 per share) and October 18, 2013 ($17.42 per share).

(3)
These amounts reflect shares which vested on October 21, 2013.

(4)
This amount reflects shares which vested on April 21, 2013.

Pension Benefits

        The present value of the accumulated benefits for each of the named executive officers (other than Mr. Spray and Mr. Blom who do not participate in the Plan) shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of December 31, 2013, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2013. In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive's career compensation, which is defined in the plan as the sum of the executive's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

        Upon the earlier of the 5th anniversary of participation in the plan, or the participant turning age 65, a participant becomes entitled, upon retirement at normal retirement age (age 65, 66 or 67 depending on the participant's date of birth), to a pension benefit of 1.55% of the participant's career compensation.

        Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month's payment before normal retirement age depending on the participant's age and years of service at the time of such early retirement.

        The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2013 (based on a measurement date of December 31, 2013), including a 5.18% discount rate and the RP2000CH generational mortality table (scale AA). Please see Note 17 entitled "Pensions and Other Postretirement Benefits" in the notes to our audited financial statements included in our 2013 annual report on Form 10-K for a discussion of these assumptions.

2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew B. Cogan	Knoll Pension Plan	18	308,522	—
Barry L. McCabe	Knoll Pension Plan	18	607,598	—
Lynn M. Utter	Knoll Pension Plan	4	81,013	—
Benjamin A. Pardo	Knoll Pension Plan	6	140,392	—

(1)
Amounts in this column are calculated as of the Pension Plan's measurement date ending on December 31, 2013. Amounts in this column assume that benefits are paid in the form of an annuity during the executive's lifetime. The number of years of credited service under the Knoll Pension Plan differs from the named executive officers' actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996 and Messrs. Cogan and McCabe began working at Knoll prior to such date and Ms. Utter's and Mr. Pardo's benefits were frozen effective January 1, 2012.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Under Employment Agreements

        Mr. Cogan and Ms. Utter are entitled to severance benefits under their respective employment agreements. The agreements may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, we must pay termination compensation. We also must pay termination compensation to Mr. Cogan in the event he terminates his employment agreement on account of our breach. In the case of Mr. Cogan, the termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is 100% of Ms. Utter's base salary if she is terminated or if the Company fails to renew her employment agreement. Upon termination for any reason, Mr. Cogan is also generally entitled to continued coverage under health, disability and medical benefits for one year from the date of termination. Since they are entitled to these benefits, Mr. Cogan and Ms. Utter are not entitled to any benefits under the Knoll, Inc. severance pay plan discussed below.

        The severance benefits to Mr. Cogan under his employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Mr. Cogan's agreement; or

  •
  termination by Mr. Cogan following a material breach by the company under the agreement.

        Cause is defined in Mr. Cogan's agreement as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive's receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

        The portion of the Mr. Cogan's severance amount related to base salary under the employment agreements is payable in twenty-four equal monthly installments following the date of termination and the portion of the severance amounts related to average annual bonuses ("Bonus Severance") is payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts shall be paid as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination and (ii) the next eighteen monthly installments (six in the case of Bonus Severance amounts) shall be paid in one installment each on the seventh through eighteenth (twelfth in the case of Bonus Severance amounts) monthly anniversary of the date of termination. Mr. Cogan's employment agreement provides for a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

        The severance benefits to Ms. Utter under her employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Ms. Utter's agreement; or

  •
  termination by Ms. Utter in the event that Mr. Cogan ceases to be employed as chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the board of directors as Mr. Cogan's replacement.

        Cause is defined in Ms. Utter's agreement as (i) failure, neglect, or refusal of the executive to perform her duties which failure, neglect or refusal is not corrected within 30 days of her receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the company's policies and procedures, as determined by the company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by executive of guilty or "nolo contendere" to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the company's reasonable suspicion of the executive's commission of an act of fraud, misappropriation or embezzlement against the company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the company, as determined by the company.

        Ms. Utter's severance amounts are payable in 12 equal monthly installments; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts are payable as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination, and (ii) the next six monthly installments shall be paid in one installment each on the seventh through twelve monthly anniversary of the date of termination.

        Mr. Cogan's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter. Ms. Utter's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and one year thereafter.

        Mr. Spray is entitled to a severance benefit under the terms of his offer letter. If Mr. Spray is terminated by Knoll without "Cause" during the first 12 months of his employment, Mr. Spray is entitled to 12 months of his base salary. Cause is defined as (i) failure, neglect, or refusal of the executive to perform his duties which failure, neglect or refusal is not corrected within 30 days of his receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the company's policies and procedures, as determined by the company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by executive of guilty or "nolo contendere" to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the company's reasonable suspicion of the executive's commission of an act of fraud, misappropriation or embezzlement against the company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the company, as determined by the company.

        Our other named executive officers do not have formal employment agreements or contractual severance benefits. They are, however, entitled to severance benefits under our severance pay plan.

Severance Pay Plan

        Our severance pay plan generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers (excluding Mr. Cogan, Ms. Utter and Mr. Spray), who are not covered by a collective bargaining agreement, unless such agreement calls for participation in the plan. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed for business or economic reasons, such as due to a reduction in force on account of weak sales volume. This makes it unlikely to apply to our named executive officers. The severance pay plan does not cover retirements, terminations for disability or terminations for misconduct (as defined in the plan). It also does not cover terminations in connection with the sale of all or part of us or a subsidiary or other business combination involving us or a subsidiary where

(i) the employee is offered a position of comparable pay and responsibility by the purchasing or surviving business (and not required to commute more than 35 miles further) or (ii) the employee accepts employment in any position with the purchasing or surviving business.

        The amount of the severance pay is equal to one week of pay per completed year of service, subject to a minimum of 4 weeks' pay and a maximum of 26 weeks' pay. Employees may receive up to $25,000 of severance benefits under the severance pay plan as a lump sum (to be paid within 60 days of the termination date), with the remainder of the severance benefits to be paid as regular payroll payments. All of our named executive officers, other than Mr. Cogan, Ms. Utter and Mr. Spray, are technically covered by the severance pay plan; however, it is unlikely one of our named executive officers would be terminated under circumstances that would trigger benefits.

Post-Retirement Medical and Life Insurance Benefits

        We also offer post-retirement medical and life insurance benefits to our employees, however, we are in the process of eliminating this benefit. Effective January 1, 2012, to be eligible for coverage you must (i) be at least 55 years of age and have five years of service and (ii) have at least 75 points (which is defined as your age, plus your years of service) as of December 31, 2011. Eligible employees who retire prior to December 31, 2014 with at least 75 points (but less than 90) are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at the premium in effect for the year in which they retire. Eligible employees with at least 90 points who retire prior to December 31, 2014 are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at 50% of the premium in effect for the year in which they retire.

Pension Benefits

        Each of our named executive officers who joined Knoll prior to January 1, 2011 participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers who participate in the plan are fully vested. For a more detailed discussion of their pension benefits see "Executive Compensation—Pension Benefits" above.

        As of December 31, 2013, the estimated annual benefits payable upon normal retirement for each of our eligible named executive officers is as follows: Mr. Cogan ($56,963); Mr. McCabe ($56,963); Ms. Utter ($14,958); and Mr. Pardo ($24,644). Mr. Spray and Mr. Blom are not eligible for a benefit under the Knoll Pension Plan due to the partial freeze of the Plan that was announced during 2011 and effective January 1, 2012.

Change-in-Control Provisions

        Our stock option agreements and restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein). In the case of stock options, 100% of the options vest. In the case of restricted stock, the vesting is pro rata and calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2013

        Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2013. Actual amounts can only be determined upon the actual triggering event.

Andrew B. Cogan.

        If Mr. Cogan's employment was terminated on December 31, 2013 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,550,000, which represents 200% of his base salary of $800,000 as of December 31, 2013, and the average of the bonuses paid to him for 2012 and 2011 ($900,000 and $1,000,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. Regardless of the reason for Mr. Cogan's termination, he would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan's restricted stock awards, he would also be entitled to pro rata vesting of 198,889 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $3,641,658, based on a closing price of $18.31 on December 31, 2013.

        Mr. Cogan would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2013.

        Mr. Cogan's employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Mr. Cogan is entitled. However, if the severance pay plan was applicable to a termination of Mr. Cogan's employment, he would be credited with 25 years of service and entitled to approximately $384,615, or 25 weeks of base salary.

Craig B. Spray.

        If Mr. Spray's employment was terminated on December 31, 2013 in a manner that triggered the severance payments under his offer letter, he would be entitled to $325,000, which represents 12 months of his base salary as of December 31, 2013. If Mr. Spray was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his offer letter.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Spray's restricted stock awards, he would also be entitled to pro rata vesting of 6,111 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $111,892, based on a closing price of $18.31 on December 31, 2013.

        Mr. Spray would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he is not an eligible participant under the Plan due to the partial freeze of the Plan effective January 1, 2012.

        The Knoll Severance Pay Plan would not apply to Mr. Spray during the first 12 months of his employment. However, if it was applicable to a termination of Mr. Spray's employment, he would receive $25,000, representing 4 weeks of pay, the minimum under our severance plan.

Barry. L. McCabe.

        If Mr. McCabe's employment was terminated on December 31, 2013, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be credited with 39 years of service (including time spent with predecessor companies) and entitled to approximately $147,500, or 26 weeks of base salary (the maximum available under the Plan).

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. McCabe's restricted stock awards, he would also be entitled to pro rata vesting of 46,666 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $854,454, based on a closing price of $18.31 on December 31, 2013.

        Mr. McCabe would also be entitled to retirement benefits under the Knoll Pension Plan of $56,963 per year. Mr. McCabe would not be entitled to post-retirement medical benefits because he was Medicare eligible on January 1, 2014.

Lynn M. Utter.

        If Ms. Utter's employment was terminated on December 31, 2013 in a manner that triggered the severance payments under her employment agreement, she would be entitled to $400,000, which represents 12 months of her base salary as of December 31, 2013. If Ms. Utter was terminated for cause or disability, she would not be entitled to benefits under the severance provisions of her employment agreement.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Ms. Utter's restricted stock awards, she would also be entitled to pro rata vesting of 100,972 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $1,848,797, based on a closing price of $18.31 on December 31, 2013.

        Ms. Utter would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because she was not at least 55 years of age on December 31, 2013.

        Ms. Utter's employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Ms. Utter is entitled. However, if the severance pay plan was applicable to a termination of Ms. Utter's employment, she would be credited with 6 years of service and entitled to severance pay of approximately $46,154, or 6 weeks of pay.

Benjamin A. Pardo.

        If Mr. Pardo's employment was terminated as of December 31, 2013 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be credited with 8 years of service and entitled to approximately $40,769, or 8 weeks of pay.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Pardo's restricted stock awards, he would be entitled to pro rata vesting of 37,499 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $686,607, based on a closing price of $18.31 on December 31, 2013.

        Mr. Pardo would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2013.

Jeffrey R. Blom.

        If Mr. Blom's employment was terminated as of December 31, 2013 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would receive $20,385, representing 4 weeks of pay, the minimum under our severance pay plan.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Blom's restricted stock awards, he would be entitled to pro rata vesting of 41,166 shares of restricted stock. As of December 31, 2013, these restricted shares had a value of $753,749, based on a closing price of $18.31 on December 31, 2013.

        Mr. Blom would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he is not an eligible participant under the Plan due to the partial freeze of the Plan effective January 1, 2012.

Compensation Risk

        Our compensation committee conducted a risk-assessment of our compensation programs and practices. This process included: a review of the disclosure requirements contained in Item 402(s) of Regulation S-K; a review of our compensation programs; the identification of features that could potentially encourage excessive or imprudent risk taking of a material nature; a review of our business risks generally, as described in our public filings; the identification and review of additional risks specifically associated with our compensation programs; and the identification and review of factors that mitigate these risks. Based on this process, our compensation committee concluded that our compensation programs and practices are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2013. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2013.

        This report is submitted by the compensation committee.

    Jeffrey A. Harris (Chairman)
    Sidney Lapidus
    Sarah E. Nash

TRANSACTIONS WITH RELATED PERSONS

        We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our Code of Ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers.

Restricted Stock-Tax Withholding

        On each of April 21, 2013 and October 21, 2013, restricted stock awarded to certain of our named executive officers vested. In connection with these vestings, we withheld vested shares with an aggregate value of $1,194,605 (based on the closing price of our common stock on the trading day prior to the applicable vesting) to cover the statutory tax obligations of the named executive officers. For more information on these vestings, see "Option Exercises and Stock Vested" on page 36 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report equity ownership and changes in equity ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

REPORT OF AUDIT COMMITTEE

        The audit committee of the board of directors has furnished the following report:

        The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee's role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2013, the audit committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management and Ernst & Young LLP, our independent registered public accounting firm;

  •
  Discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and

  •
  Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Public Company Accounting Oversight Board Rule 3526. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        Based on the audit committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)
Stephen F. Fisher
Sarah E. Nash
Kathleen G. Bradley

PROPOSAL 2—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the our company and our stockholders.

        Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2013. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2013	2012
Audit Fees(1):	$1,287,147	$1,374,004
Audit-Related Fees(2):	66,925	0
Tax Fees:	0	0
All Other Fees:	0	0

Total	$1,354,072	$1,374,004

(1)
Audit Fees includes fees associated with the annual audit and statutory audits required internationally.

(2)
Audit-Related Fees consisted principally of fees related to acquisitions and fees related to SEC filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

        The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2014 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

        For fiscal year 2013 and 2012, all audit and non-audit services described above were pre-approved by the audit committee.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee's appointment of the independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Section 14A to the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are generally designed to provide competitive compensation packages that will attract and retain superior talent, motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance, and align the interests of our executive officers with the long-term interests of our stockholders.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement in accordance with the SEC's rules. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. The next advisory vote on the compensation of our named executive officers will be at the 2015 Annual Meeting of Stockholders.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

        Accordingly, we ask our stockholders to vote on the following nonbinding resolution at the Annual Meeting:

          "RESOLVED, that the company's stockholders approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

        The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

        To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2015, your proposal must be received no later than December 1, 2014 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8.

        To be considered for presentation at the Annual Meeting of Stockholders to be held in 2015, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in our by-laws and received not less than 90 days nor more than 120 days before the first anniversary of the date of the 2014 Annual Meeting. As a result, any proposal given by a stockholder pursuant to the provisions of our by-laws (other than pursuant to Rule 14a-8) must be received no earlier than January 8, 2015 and no later than February 7, 2015. However, if the date of the 2015 Annual Meeting occurs more than 30 days earlier or more than 60 days after May 8, 2015, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting.

        If we do not receive notice by these dates, or if we meet certain other requirements under SEC rules, the persons named as proxies in the proxy materials relating to that meeting may use their discretion in voting the proxies when these matters are raised at the meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in our by-laws. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

By Order of the Board of Directors

Michael A. Pollner Vice President, General Counsel and Secretary
East Greenville, Pennsylvania March 31, 2014

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

To elect three directors named in the proxy statement to hold office for a term ending at the 2017 Annual Meeting of Stockholders. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SMXB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Change of Address — Please print new address below. Comments — Please print your comments below. Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION 01 - Andrew B. Cogan 02 - Stephen F. Fisher 1. Election of Directors: For Withhold For Withhold 03 - Sarah E. Nash For Withhold For Against Abstain 3. To approve the company’s executive compensation. For Against Abstain 2. To ratify selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014. NNNNNNNNNNNN NNNNNNN 1 9 3 2 5 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK C123456789 MMMMMMMMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2014 The undersigned hereby appoints Craig B. Spray and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at the offices of Knoll, Inc. at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019 on Thursday, May 8, 2014 at 9:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. To participants in the Knoll Retirement Savings Plan: This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Knoll Retirement Savings Plan. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 5, 2014, you will be treated as directing the Plan’s Trustee to vote your shares in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 8, 2014: The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) . Proxy — Knoll, Inc.